                             SHAREHOLDERS AGREEMENT

                           DATED AS OF MARCH 14, 2000

                                                      TABLE OF CONTENTS


1.  COVENANTS OF THE PARTIES......................................................................................1

       (a)  Legends...............................................................................................1
       (b)  Additional Management Investors.......................................................................2
       (c)  Additional Investors..................................................................................2
       (d)  Amendment No. 1 to David L. Sokol's Employment Agreement..............................................2
       (e)  Restated Articles of Incorporation....................................................................3

2.  TRANSFER OF STOCK.............................................................................................3

       (a)  Resale of Management Investors' Securities............................................................3
       (b)  Resale of Scott's; Scott Entities' and Scott Family Entities' Securities..............................3
       (c)  Statutory Transfer Restrictions.......................................................................4
       (d)  Rights of First Refusal...............................................................................4
       (e)  Offer by Transferor...................................................................................4
       (f)  Acceptance of Offer...................................................................................4
       (g)  Purchase Price........................................................................................5
       (h)  Consideration Other Than Cash.........................................................................5
       (i)  Appraisal Procedure...................................................................................5
       (j)  Closing of Purchase...................................................................................6
       (k)  Release from Restriction; Termination of Rights.......................................................6
       (l)  Ownership Limitation..................................................................................6
       (m)  Prohibited Transfers..................................................................................7

3.  TAG-ALONG RIGHT...............................................................................................7

4.  PUTS AND CALLS................................................................................................7

       (a)  The Management Put....................................................................................7
       (b)  The Company Call on Management Securities.............................................................8
       (c)  The Scott, Scott Entities and Scott Family Entities Put...............................................8
       (d)  The Purchase Price....................................................................................8
       (e)  Determination of the Purchase Price for the Management Put or Management Call.........................9
       (f)  Determination of the Purchase Price for the Scott Put................................................10
       (g)  Closing of Purchases.................................................................................10

5.  COMPANY COVENANTS............................................................................................10

       (a)  Appraisals...........................................................................................10

6.  TERMINATION..................................................................................................10


7.  INTERPRETATION OF THIS AGREEMENT.............................................................................11

       (a)  Terms Defined........................................................................................11
       (b)  Directly or Indirectly...............................................................................13
       (c)  Governing Law........................................................................................13



                                       i

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       (d)  Section Headings.....................................................................................13
       (e)  Affiliate Action.....................................................................................13

8.  MISCELLANEOUS................................................................................................13

       (a)  Notices..............................................................................................13
       (b)  Reproduction of Documents............................................................................14
       (c)  Successors and Assigns...............................................................................14
       (d)  Entire Agreement; Amendment and Waiver...............................................................14
       (e)  Severability.........................................................................................15
       (f)  Counterparts.........................................................................................15


Schedule I - Management Investors

Exhibit A - Joinder Agreement
Exhibit B - Amendment No. 1 to David L. Sokol's Employment Agreement Exhibit C - Restated Articles of Incorporation

                             SHAREHOLDERS AGREEMENT

          Shareholders Agreement, dated as of this 14 day of March, 2000 (this "Agreement"), by and among Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"); Walter Scott, Jr. ("Scott"), Sandra Scott Parker, Amy Lynn Scott Trust #3, Karen Ann Scott Trust #3, Sandra Sue Scott Trust #3, Walter David Scott Trust #3, Amy Lynn Scott Wyoming Trust, W. David Scott Wyoming Trust, Karen Ann Dixon Wyoming Trust, Double Eight Land Corporation (the "Scott Family Entities") and David L. Sokol and Gregory E. Abel whose names and addresses appear on Schedule I hereto (the "Management Investors," and, together with Berkshire, Scott and the Scott Family Entities, the "Investors"); and Teton Acquisition Corp., an Iowa corporation (the "Company"). Certain terms used in this Agreement are defined in Section 7 hereof. This Agreement shall become effective upon the consummation of the Merger.

                                 R E C I T A L S

          WHEREAS, pursuant to the terms of certain Subscription Agreements with the Company (the "Subscription Agreements") and the Agreement and Plan of Merger dated as of October 24, 1999, by and among MidAmerican Energy Holdings Company, Teton Formation L.L.C. and the Company (the "Merger Agreement"), (i) Berkshire will purchase shares of Common Stock, no par value, of the Company ("Common Stock"), shares of Zero Coupon Convertible Preferred Stock, no par value, of the Company ("Convertible Preferred Stock") and Trust Preferred Securities of MidAmerican Capital Trust, a Delaware statutory business trust; (ii) Scott and the Scott Family Entities will purchase shares of Common Stock; and (iii) the Management Investors will purchase shares of Common Stock and options to purchase Common Stock (together with any other options to purchase Common Stock issued to the Management Investors on the date hereof, the "Options");

          WHEREAS, the Investors and the Company desire to promote their mutual interests by agreeing to certain matters relating to the disposition of the shares of Common Stock, Convertible Preferred Stock and Options owned by the Investors on the date hereof, together with any other shares of Common Stock or Convertible Preferred Stock or Options subsequently acquired or otherwise owned by them from time to time (collectively, the "Securities"), as further set forth herein; and

          WHEREAS, pursuant to the Merger Agreement, the Company will merge with and into MidAmerican Energy Holdings Company (the "Merger"), with the surviving corporation being referred to herein as the Company;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

          1.   COVENANTS OF THE PARTIES

          (a) Legends. The certificates evidencing the Securities owned or acquired by the Investors or their permitted transferees will bear the following legends reflecting the restrictions on the transfer of such securities under the Securities Act and those contained in this Agreement:

                  "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to MidAmerican Energy Holdings Company (the "Company"), qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

                  The securities evidenced hereby are subject to the terms of that certain Shareholders Agreement, dated as of March 14, 2000, by and among the Company and certain holders of securities of the Company, including, as applicable, certain restrictions on transfer and certain rights of first refusal. A copy of such Shareholders Agreement has been filed with the Secretary of the Company and is available upon request."

          (b) Additional Management Investors. The parties hereto acknowledge that, subject to the terms hereof, certain Management Permitted Transferees (as defined below in Section 2(a)) may become shareholders of the Company after the date hereof pursuant to Section 2(a) and that each Management Permitted Transferee will be required, as a condition to the Transfer of Securities to them, to execute a Joinder Agreement in the form attached hereto as Exhibit A (the "Joinder Agreement"). Upon execution of a Joinder Agreement, each such Management Permitted Transferee shall be deemed to be a Management Investor under this Agreement and shall be entitled to all of the rights and benefits afforded to, and shall be subject to all the restrictions on and obligations of, a Management Investor hereunder.

          (c) Additional Investors. The parties hereto acknowledge that, subject to the terms hereof, certain third parties may become shareholders of the Company pursuant to the Permitted Transfers set forth in Section 2(b) after the date hereof and that each such permitted transferee will be required, as a condition to the Transfer of Securities to them, to execute a Joinder Agreement. Upon execution of a Joinder Agreement, each such Person shall be deemed to be an Investor under this Agreement and shall be subject to all the restrictions on and obligations of, an Investor hereunder. Upon execution of a Joinder Agreement, each such Scott Entity who becomes a shareholder pursuant to Section 2(b)(i) shall be entitled to all of the rights and benefits afforded to, and shall be subject to all the restrictions on and obligations of, a Scott Entity hereunder. Upon execution of a Joinder Agreement, each such Scott Family Entity Permitted Transferee shall be deemed to be a Scott Family Entity under this Agreement and shall be entitled to all of the rights and benefits afforded to, and shall be subject to all the restrictions on and obligations of, a Scott Family Entity hereunder.

          (d) Amendment No. 1 to David L. Sokol's Employment Agreement. Contemporaneously with the execution of this Agreement, the Company and David L. Sokol shall enter into Amendment No. 1 to the existing Amended and Restated Employment Agreement between MidAmerican Energy Holdings Company and David L. Sokol, which amendment shall be substantially in the form set forth on Exhibit B hereto.

          (e) Voting Agreement Regarding Restated Articles of Incorporation.

          (i) The Company shall immediately after the Merger, call and hold a special meeting of the Company's shareholders. At such meeting, the Investors shall vote all of their Securities in favor of the adoption of Restated Articles of Incorporation in the form set forth in Exhibit C hereto.

          (ii) EACH OF THE INVESTORS HEREBY GRANTS TO, AND APPOINTS DAVID L. SOKOL AND MARC D. HAMBURG, THE INVESTOR'S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SECURITIES OF THE INVESTORS AT THE SPECIAL MEETING AND IN RESPECT OF THE MATTER IDENTIFIED IN SECTION 1(e)(i) ABOVE AND TO WAIVE NOTICE OF THE SPECIAL MEETING. EACH OF THE INVESTORS INTEND THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL TAKE SUCH FURTHER ACTIONS AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH INVESTOR WITH RESPECT TO THE SECURITIES OWNED BY SUCH INVESTOR.

          (iii) The Company shall file the Restated Articles of Incorporation adopted by the Company's shareholders with the Secretary of State of Iowa.

          2.   TRANSFER OF STOCK

          (a) Resale of Management Investors' Securities. Except as otherwise provided in Section 3, until the third anniversary of the date hereof, no Management Investor shall Transfer any Securities, or any beneficial interest therein, other than to such Management Investor's estate, spouse, lineal descendants or any Qualified Trusts for the benefit of such Management Investor or the foregoing persons or non-corporate charitable foundations controlled by such Management Investor (collectively, "Management Permitted Transferees"). For the avoidance of doubt, this Section 2(a) is not intended to diminish any transfer restrictions contained in any option agreement governing the Options. The Transfer restrictions contained in this Section 2(a) shall terminate upon a Berkshire Majority Transfer.

          (b) Resale of Scott's, Scott Entities' and Scott Family Entities' Securities. Except as otherwise provided in Section 3 and except for Permitted Transfers (as defined below), Scott, his Qualified Trusts, his estate (including a grantor Qualified Trust created by him to receive his probate estate and distributions by such Qualified Trust to a non-corporate foundation created by him) and any charitable Qualified Trust or non-corporate foundation controlled as to voting by him (collectively, the "Scott Entities") and the Scott Family Entities shall not Transfer the Retained Shares or the Additional Shares other than, as applicable, to the individual beneficiaries of those of the Scott Family Entities which are trusts (such individuals, hereinafter, the "Trust Individuals") or the respective estates, spouses and lineal descendants of such Trust Individuals or any Qualified Trusts for the benefit of such spouses or lineal descendants of such Trust Individuals or non-corporate charitable foundations controlled by such Scott Family Entities (collectively, "Scott Family Entity Permitted Transferees"). "Permitted Transfers" shall mean (i) (x) Transfers between or among the Scott Entities, (y) Transfers between or among the

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Scott Family Entities or (z) Transfers by the Scott Family Entities to the Scott
Entities, (ii) Transfers of the Retained Shares at any time after the fifth anniversary of the date hereof and of the Additional Shares at any time after the third anniversary of the date hereof to Eligible Purchasers in compliance with the provisions of Sections 2(d) through 2(j), (iii) Transfers made at any time pursuant to the Scott Put provided for in Section 4(c), and (iv) other Transfer arrangements agreed upon by Scott and Berkshire which would not cause either Scott or Berkshire or any of their affiliates to become subject to regulation as a registered holding company under PUHCA or cause the Company or any of its subsidiaries to become subject to regulation as a subsidiary of a registered holding company under PUHCA. The Transfer restrictions contained in this Section 2(b) shall terminate upon a Berkshire Majority Transfer.

          (c) Statutory Transfer Restrictions. No Investor shall Transfer any Securities (including any Securities received as a result of dividends, splits or any other forms of recapitalization in respect of such Securities), either voluntarily or involuntarily, directly or indirectly, except pursuant to an effective registration under the Securities Act, or in a transaction which qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder. No Investor shall Transfer any Securities (including any Securities received as a result of dividends, splits or any other forms of recapitalization in respect of such Securities) in violation of PUHCA.

          (d) Rights of First Refusal. Except as otherwise permitted by clauses
(i), (iii) and (iv) of the definition of Permitted Transfers contained in
Section 2(b) and as otherwise permitted by Section 3, none of Scott, any of the Scott Entities or any of the Scott Family Entities shall Transfer any Retained Shares or Additional Shares or any shares of Common Stock received in exchange therefor, or any beneficial interest therein, unless such Investor desiring to make the Transfer (hereinafter referred to as the "Transferor") shall have first made the offer to sell to Berkshire as contemplated by Sections 2(d) through 2(k), and such offers shall not have been accepted in the manner set forth below or shall not have been timely paid for in the manner set forth below.

          (e) Offer by Transferor. Transferor shall provide written notice to Berkshire of Transferor's intent to make a Transfer subject to Section 2(d), which written notice shall include an offer to sell to Berkshire all of the shares of Common Stock then proposed to be transferred by the Transferor (the "Subject Shares") and a certification that the Proposed Transfer would be made pursuant to a bona fide offer of a third party, identification of the name and address of such third party transferee, the number of shares of Common Stock involved in the proposed Transfer and the material terms of such offer.

          (f) Acceptance of Offer.

          (i) If Berkshire is an Eligible Purchaser at the time of receipt of the offer described in Section 2(e), within ten (10) days after the receipt of the offer described in Section 2(e), Berkshire may, at its option, elect to purchase all, but not less than all, of the Subject Shares. Berkshire shall exercise such option by giving written notice thereof to the Transferor within such 10-day period, which notice shall specify a date for the closing of the purchase which shall not be more than thirty (30) days after the date of the giving of such notice, or, if applicable and required by law, two business days after the later of (A) the expiration or

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termination of any applicable waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, (B) the receipt of any orders or approvals required by any federal or state regulatory authority, and (C) the receipt of any orders or approvals or the expiration without action of any waiting period required by any European or United Kingdom competition authority;

          (ii) If Berkshire is not an Eligible Purchaser at the time of receipt of the offer described in Section 2(e), within forty-five (45) days after the receipt of the offer described in Section 2(e), Berkshire may, at its option, elect to assign its rights to purchase the Subject Shares pursuant to this
Section 2 to one or more Eligible Purchasers (each, an "Assignee"); provided that such Assignee(s) agree in writing to purchase the Subject Shares in accordance with the terms of this Agreement. Berkshire or its Assignee(s) shall exercise such option by giving written notice to the Transferor within such 45-day period, which notice shall specify the purchaser or purchasers of the Subject Shares, a date for the closing of the purchase which shall not be more than thirty (30) days after the date of the giving of such notice, or, if applicable and required by law, two (2) business days after the later of (A) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, (B) the receipt of any orders or approvals required by any federal or state regulatory authority, and (C) the receipt of any orders or approvals or the expiration without action of any waiting period required by any European or United Kingdom competition authority.

          (g) Purchase Price. The purchase price per share for the Subject Shares shall be the price per share offered to be paid by the prospective transferee described in the offer, which price shall be paid in cash or, if so provided in the offer of the prospective transferee, cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as therein set forth.

          (h) Consideration Other Than Cash. If the offer of Subject Shares under this Section 2 is for consideration other than cash or cash plus deferred payments of cash, Berkshire (or its Assignee(s)) shall pay the cash equivalent of such other consideration. If the Transferor and Berkshire (or its Assignee(s)) cannot agree on the amount of such cash equivalent within the 10-day period or the 45-day period, as applicable, under Section 2(f), either of such parties may, by written notice to the other given before the end of that period, initiate appraisal proceedings under Section 2(i) for determination of the cash equivalent.

          (i) Appraisal Procedure. If any party shall initiate appraisal proceedings to determine the amount of the cash equivalent of any consideration for Subject Shares under Section 2(h), then the Transferor, on the one hand, and Berkshire or its Assignee(s), on the other hand, shall each promptly (and in any event within ten (10) days of the expiration of the 10-day or 45-day period, as applicable) appoint as an appraiser an individual who shall be a member of a reputable valuation firm or investment bank. Each appraiser shall, within thirty
(30) days of appointment, separately determine the value of the consideration for the Subject Shares as of the proposed transfer date and shall submit a written determination of value to each party. Each appraiser shall determine such value without regard to income tax consequences to the Transferor as a result of receiving cash rather than other consideration. If, upon the completion of the initial appraisals (the "Earlier Appraisals"), the higher appraised value of such consideration is not more than one hundred ten percent (110%) of the lower appraised value of such consideration, the average of the two appraisals on a per share basis shall be controlling as the amount of the cash equivalent. If the higher appraised value is more than one hundred ten percent (110%) of the lower appraised value, the appraisers, within ten (10) days of the submission of the last appraisal, shall appoint a third appraiser who shall be a member of a reputable valuation firm or investment bank. The third appraiser shall, within thirty (30) days of his appointment, appraise the value of the consideration for the Subject Shares (without regard to the income tax consequences to the Transferor as a result of receiving cash rather than other consideration) as of the proposed transfer date and submit a written determination of value to each party. The value determined by the third appraiser shall be controlling as the amount of the cash equivalent unless the value is greater than the two Earlier Appraisals, in which case the higher of the two Earlier Appraisals will control, and unless that value is lower than the two Earlier Appraisals, in which case the lower of the two Earlier Appraisals will control. If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit his appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. The cost of the foregoing appraisals shall be shared one-half by the Transferor and one-half by Berkshire or its Assignee(s).

          (j) Closing of Purchase. The closing of the purchase shall take place at the office of the Company or such other location as shall be mutually agreeable and the purchase price, to the extent comprised of cash, shall be paid at the closing, and cash equivalents and documents evidencing any deferred payments of cash permitted pursuant to Section 2(g) above shall be delivered at the closing. At the closing, the Transferor shall deliver to Berkshire or its Assignee(s), as the case may be, the certificates evidencing the Subject Shares to be conveyed, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto.

          (k) Release from Restriction; Termination of Rights. If the offer pursuant to Section 2(e) is not timely accepted by Berkshire or its Assignee(s) pursuant to Section 2(f) hereof or is not timely paid for by Berkshire or its Assignee(s) in accordance with Sections 2(f) and (j) hereof, then the Transferor may make a bona fide Transfer to the prospective transferee named in the certification included in the offer in accordance with the terms set forth therein, provided, that such Transfer shall be made only in strict accordance with the terms therein stated. If Berkshire or its Assignee(s) do not elect to purchase as provided in Section 2(f) and the Transferor shall fail to make such Transfer within sixty (60) days following the expiration of the time hereinabove provided for the acceptance by Berkshire or its Assignee(s), such shares of Common Stock shall again become subject to all the restrictions of this Section
2. If Berkshire elects to purchase as provided in Section 2(f), but the purchase is not timely paid for by Berkshire (or its Assignee(s)) in accordance with Sections 2(f) and (j) hereof, then the Subject Shares shall be released from all restrictions under this Section 2.

          (l) Ownership Limitation. No Investor shall own shares of Common Stock equal to or in excess of the Ownership Limit. No Investor shall Transfer any Securities which shall cause any Person (together with its Affiliates) to own shares of Common Stock equal to or in excess of the Ownership Limit. Notwithstanding the foregoing, if the exercise of a Put or Call would cause a holder of Convertible Preferred Stock and its Affiliates to own shares of Common Stock equal to or in excess of the Ownership Limit, then, pursuant to the terms of its Restated Articles of Incorporation, the Company shall accept and such holder or its Affiliates shall tender for exchange that number of shares of Common Stock and the Company shall issue the equivalent number of shares of Convertible Preferred Stock to such holder or its Affiliates, as the case may be, so that such holder and its Affiliates will not own shares of Common Stock equal to or in excess of the Ownership Limit.

          (m) Prohibited Transfers. Any Transfer or purported Transfer made in violation of this Section 2 shall be null and void and of no effect.

          3.   TAG-ALONG RIGHT

          In the event that Berkshire or any of its consolidated subsidiaries intends to Transfer (other than to one or more of Berkshire's consolidated subsidiaries) shares of Common Stock or Convertible Preferred Stock which, together with any previous Transfers (other than Transfers within Berkshire's consolidated group of companies) of shares of Common Stock or Convertible Preferred Stock by Berkshire or its consolidated subsidiaries from and after the date of this Agreement, represent more than fifty percent (50%) of the Common Stock (calculated on a fully-diluted basis assuming conversion of the Convertible Preferred Stock) held by Berkshire and its consolidated subsidiaries on the date hereof, Berkshire shall notify the other Investors, in writing, of such proposed Transfer and its price terms and conditions (the "Proposed Sale"). Following receipt of such a notice, any of Scott, the Scott Entities, the Scott Family Entities and the Management Investors ("Eligible Investors") shall have the right to exercise the tag-along right described in this Section 3. Within ten (10) days of the date of receipt of such notice delivered under Section 8(a), each Eligible Investor that elects to participate in the Proposed Sale shall so notify receipt of Berkshire in writing (a "Transfer Notice," all Eligible Investors who give such Transfer Notice being the "Tag-Along Investors"). In the event Berkshire fails to receive a Transfer Notice from any Eligible Investor within such 10-day period, such Eligible Investor shall have no right to participate in the Proposed Sale. Each Tag-Along Investor delivering a Transfer Notice shall have the right to sell, at the same price and on the same terms as Berkshire, that number of shares of Common Stock equal to the number of shares of Common Stock (assuming that all Convertible Preferred Stock shall be considered on an as-converted basis as Common Stock) the third party proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (assuming that all Options shall be considered on an as-exercised basis as Common Stock) issued and owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of shares of Common Stock issued and owned by Berkshire (assuming that all Convertible Preferred Stock shall be considered on an as-converted basis as Common Stock) and each Tag-Along Investor (including such Tag-Along Investor exercising its rights under this Section 3). Nothing contained herein shall obligate Berkshire to consummate the Proposed Sale or limit Berkshire's right to amend or modify the terms of the Proposed Sale in any respect; provided that the Tag-Along Investors are offered the opportunity to participate in the Proposed Sale on such amended or modified terms. The tag-along rights described in this
Section 3 shall terminate upon a Berkshire Majority Transfer.

          4.   PUTS AND CALLS

          (a) The Management Put. At any time after the earlier of (i) the third anniversary of the date hereof, (ii) a Berkshire Majority Transfer or (iii) the death of David L.


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

Sokol or Gregory E. Abel, each Management Investor (in the case of clauses (i) and (ii)), and the estate of David L. Sokol or Gregory E. Abel, as applicable, in the case of clause (iii), shall have the right to require the Company to purchase, and the Company at the time of any such put shall be obligated to purchase from the Management Investors (or the estate of David L. Sokol or Gregory E. Abel, as applicable), upon the terms and subject to the conditions of this Agreement, not less than twenty-five percent (25%) and up to one hundred percent (100%) of the Securities owned at that time by such Management Investor (the "Management Put") at the Purchase Price; provided, however, that a Management Investor may exercise a Management Put as to his or her Securities only once in any twelve (12) month period. If a Management Investor wishes to exercise the Management Put, the Management Investor shall provide written notice to such effect and specifying the number and type of Securities to be put to the Company (the "Management Put Notice").

          (b) The Company Call on Management Securities. At any time after the earlier of the third anniversary of the date hereof or a Berkshire Majority Transfer, the Company shall have the right to purchase from any or all of the Management Investors, and the Management Investors designated by the Company at the time of any such call shall be obligated to sell to the Company, upon the terms and subject to the conditions of this Agreement, not less than twenty-five percent (25%) and up to one hundred percent (100%) of the Securities owned at that time by any such Management Investor so designated by the Company (the "Management Call") at the Purchase Price; provided, however, that the Company may exercise a Management Call as to any Management Investor-owned Securities only once in any twelve (12) month period. If the Company wishes to exercise the Management Call, the Company shall provide written notice to the designated Management Investors specifying the number and type of Securities to be called by the Company (the "Management Call Notice").

          (c) The Scott, Scott Entities and Scott Family Entities Put. At any time following the third anniversary of the date hereof, and provided in any such case that Berkshire is then an Eligible Purchaser, any or all of Scott, the Scott Entities and the Scott Family Entities shall have the right to require Berkshire to purchase, upon the terms and subject to the conditions of this Agreement, any or all of the shares of Common Stock owned by such persons and entities at the Purchase Price (the "Scott Put"); provided, however, that any or all of Scott, the Scott Entities and the Scott Family Entities may choose to receive shares of Berkshire common stock equal in value to the Purchase Price, which value shall be the closing price quoted on the New York Stock Exchange on the day immediately preceding the closing (which Berkshire shall register for resale by filing an S-3 Registration Statement with respect to such shares if the value thereof exceeds $15 million) in exchange for shares of Common Stock so put by them (in lieu of the cash Purchase Price). In the event that any such persons or entities elect to exercise the Scott Put, then such persons or entities shall provide written notice to Berkshire specifying the number of shares of Common Stock to be put by them and whether they choose to receive the Purchase Price in cash or shares of Berkshire common stock (a "Scott Put Notice"). The Scott Put shall terminate upon a Berkshire Majority Transfer.

          (d) The Purchase Price. The purchase price payable pursuant to Section 4(a), (b) or (c) above shall be payable in cash except as provided in Section 4(c) above. With respect to any shares of Common Stock subject to any Management Put, Management Call or Scott Put, the purchase price shall equal the applicable number of shares multiplied by the purchase price per share, which shall be the fair market value of a share of Common Stock assuming the Company is valued on a going-concern basis as though it were a publicly traded company with reasonable liquidity and without a controlling shareholder and without attributing any change of control premium to the sale of such share, and taking into account all aspects of the Company's capital structure including all outstanding options. With respect to any Options subject to any such Management Put or Scott Put, the purchase price shall be determined as if the Options had been exercised, with the purchase price per share determined as described above, and reduced by the applicable exercise price or prices. With respect to any Options subject to any such Management Call, the purchase price determined as described in the immediately preceding sentence shall be increased to the extent required to reflect the loss of the remaining time value of the Options. The applicable purchase price as determined pursuant to this Section 4(d) is referred to as the "Purchase Price."

          (e) Determination of the Purchase Price for the Management Put or Management Call. As soon as reasonably practicable, but in any event within fifteen (15) days, following the delivery of a Management Put Notice or a Management Call Notice, the Company shall prepare and deliver to each selling Management Investor a statement setting forth the good faith calculation of the Purchase Price as of the date of the notice, together with detail reasonably sufficient for such Management Investor(s) to evaluate the accuracy of such calculation (the "Purchase Price Statement"). Unless any Management Investor, within fifteen (15) days after receipt of the Purchase Price Statement, delivers to the Company a notice (the "Dispute Notice"): (i) objecting in good faith to the Purchase Price Statement, (ii) setting forth in reasonable detail the items being disputed and the reasons therefor and (iii) specifying such Management Investor's preliminary calculation of the Purchase Price as of the date of the Put Notice or the Call Notice, as applicable, the Purchase Price Statement shall be deemed to be final, and the Purchase Price set forth therein shall be deemed to be the "Final Purchase Price". If a Management Investor delivers a Dispute Notice and if the Company and such Management Investor(s) are unable to agree upon a Final Purchase Price within thirty (30) days of the date of the Dispute Notice, then either the selling Management Investor or the Company may elect to submit the calculation of the Purchase Price to an independent appraiser who shall be a member of a reputable valuation firm or investment bank which is designated jointly by the Company and such Management Investor(s); provided, however, that the Company and the Management Investors (as a group) may each only exercise this right to seek an appraisal once in any twelve (12) month period. Such appraiser shall determine the Purchase Price at the date of the Management Put Notice or Management Call Notice, as applicable, and such Purchase Price shall be deemed to be the Final Purchase Price. If the appraisal results from a Management Put Notice or a Management Call Notice, within thirty
(30) days of the determination of the Final Purchase Price by the appraiser, (i) any Management Investor, including the Management Investor making the initial request, may elect to exercise its Management Put to sell Securities to the Company for the Final Purchase Price and (ii) the Company may elect to exercise the Management Call to purchase Securities from any Management Investor for the Final Purchase Price. If the Management Put is exercised pursuant to the preceding sentence by any Management Investor, then the Management Investors (as a group) shall have no further right to request an appraisal for a twelve (12) month period in connection with a Management Put or Management Call. If the Management Call is exercised pursuant to the preceding sentence, then the Company shall have no further right to request an appraisal for a twelve (12) month period in connection with a Management Put or Management Call.

          (f) Determination of the Purchase Price for the Scott Put. As soon as reasonably practicable following the delivery of a Scott Put Notice, Berkshire shall prepare and deliver to each of Scott, the Scott Entities and the Scott Family Entities which delivered a Scott Put Notice a Purchase Price Statement. Unless the selling party, within ten (10) days after receipt of the Purchase Price Statement, deliver to Berkshire a Dispute Notice: (i) objecting in good faith to the Purchase Price Statement, (ii) setting forth in reasonable detail the items being disputed and the reasons therefor and (iii) specifying such party's calculation of the Purchase Price as of the date of the Scott Put Notice, the Purchase Price Statement shall be deemed to be final, and the Purchase Price set forth therein shall be deemed to be the "Final Purchase Price". If the selling party or parties deliver a Dispute Notice and if the selling party or parties and Berkshire are unable to agree upon a Final Purchase Price within thirty (30) days of the Dispute Notice, then the selling party or parties may elect to submit the calculation of the Purchase Price to an independent appraiser who shall be a member of a reputable valuation firm or investment bank which is designated jointly by the selling party or parties and Berkshire; provided, however, that Scott, the Scott Entities and the Scott Family Entities (as a group) may only exercise this right to seek an appraisal once every twelve (12) months (and such appraisal shall be available only to the party or parties selling contemporaneously with the delivery of the appraisal). Such appraiser shall determine the Final Purchase Price at the date of the Scott Put Notice and such Purchase Price shall be deemed to be the Final Purchase Price.

          (g) Closing of Purchases. The closing of the purchases pursuant to this Section 4 shall take place at the office of the Company or such other location as shall be mutually agreeable on a date three (3) days after the determination of the Final Purchase Price or, if applicable and required by law, two (2) business days after the later of (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of any orders or approvals required by any federal or state regulatory authority, and (iii) the receipt of any orders or approvals or the expiration without action of any waiting period required by any European or United Kingdom competition authority. The purchase price shall be paid at the closing. At the closing, the selling Investor shall deliver to the purchasing party the certificates evidencing the Securities to be conveyed, duly endorsed and in negotiable form with all requisite documentary stamps affixed thereto.

          5.   COMPANY COVENANTS

          (a) Appraisals. The Company shall engage an independent appraiser who shall be a member of a reputable valuation firm or investment bank to appraise the value of the Company's Common Stock as of December 31, 2002 based on information deemed relevant by the valuation firm or investment bank, valued on a going-concern basis as though it were a publicly traded company with reasonable liquidity and without a controlling shareholder and without attributing any change of control premium to the sale of shares, and taking into account all aspects of the Company's capital structure including all outstanding options. Such appraisal shall promptly (but in no event later than April 30, 2003) be delivered by the Company to the Investors.

          6. TERMINATION Except as otherwise provided herein, the Agreement shall terminate on the date on which (i) Berkshire, (ii) Scott, (iii) David L. Sokol, and (iv)

Gregory E. Abel, or in the case of individuals their estates (for so long as they, or their estates in the case of individuals, or its Affiliates in the case of Berkshire, own any Securities) shall have agreed in writing to terminate this Agreement or upon the consummation of an initial public offering of Common Stock of the Company in which the Company receives proceeds of at least $100 million.

          7.   INTERPRETATION OF THIS AGREEMENT

          (a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

          "Additional Shares" shall mean the 3,000,000 shares of Common Stock owned by Scott, any of the Scott Entities or any of the Scott Family Entities in addition to the Retained Shares.

          "Affiliate" of a person or entity, shall mean any person or entity, directly or indirectly, controlling, controlled by or under common control with such person or entity.

          "Agreement" shall have the meaning specified in the preamble.

          "Assignee" shall have the meaning specified in Section 2(f).

          "Berkshire" shall have the meaning specified in the preamble.

          "Berkshire Majority Transfer" shall mean the Transfer by Berkshire and/or its consolidated subsidiaries (other than Transfers within Berkshire's consolidated group of companies) of shares of Common Stock or Convertible Preferred Stock representing fifty percent (50%) or more of the Common Stock (calculated on a fully-diluted basis assuming conversion of the Convertible Preferred Stock) held by Berkshire and its consolidated subsidiaries on the date hereof.

          "Common Stock" shall have the meaning specified in the recitals.

          "Company" shall have the meaning specified in the preamble.

          "Convertible Preferred Stock" shall have the meaning specified in the recitals.

          "Dispute Notice" shall have the meaning specified in Section 4(e).

          "Earlier Appraisals" shall have the meaning specified in Section 2(i).

          "Eligible Investors" shall have the meaning specified in Section 3.

          "Eligible Purchaser" shall mean, with respect to a particular purchase, a purchaser who may consummate such purchase without it or any of its affiliates becoming subject to regulation as a registered holding company under PUHCA or the Company or any of its subsidiaries becoming subject to regulation as a subsidiary of a registered holding company under PUHCA.

          "Investors" shall have the meaning specified in the preamble.

          "Joinder Agreement" shall have the meaning specified in Section 1(b).

          "Management Call" shall have the meaning specified in Section 4(b).

          "Management Call Notice" shall have the meaning specified in Section 4(b).

          "Management Investors" shall have the meaning specified in the preamble.

          "Management Permitted Transferees" shall have the meaning specified in
Section 2(a).

          "Management Put" shall have the meaning specified in Section 4(a).

          "Merger" shall have the meaning specified in the recitals.

          "Merger Agreement" shall have the meaning specified in the recitals.

          "Management Put Notice" shall have the meaning specified in Section 4(a).

          "Options" shall have the meaning specified in the recitals.

          "Ownership Limit" shall mean with respect to any Person, ownership of 10% of the issued and outstanding Common Stock if such ownership would cause such Person to become subject to regulation as a registered holding company under PUHCA or the Company or any of its subsidiaries to become subject to regulation as a subsidiary of a registered holding company under PUHCA.

          "Permitted Transferees" shall have the meaning specified in Section 2(b).

          "Person" shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          "Proposed Sale" shall have the meaning specified in Section 3.

          "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended from time to time and any successor legislation.

          "Purchase Price" shall have the meaning specified in Section 4(d).

          "Purchase Price Statement" shall have the meaning specified in Section 4(e).

          "Qualified Trust" shall mean a trust other than a business trust.

          "Retained Shares " shall mean 5,000,000 shares of Common Stock owned by Scott or any of the Scott Entities (subject to adjustments for stock splits, reverse stock splits, stock dividends, recapitalizations and the like).

          "Scott" shall have the meaning specified in the preamble.

          "Scott Entities" shall have the meaning specified in Section 2(b).

          "Scott Family Entities" shall have the meaning specified in the preamble.

          "Scott Family Entity Permitted Transferees" shall have the meaning specified in Section 2(b).

          "Scott Put" shall have the meaning specified in Section 4(c).

          "Scott Put Notice" shall have the meaning specified in Section 4(c).

          "Securities" shall have the meaning specified in the recitals.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Subject Shares" shall have the meaning specified in Section 2(e).

          "Subscription Agreements" shall have the meaning specified in the recitals.

          "Tag-Along Investors" shall have the meaning specified in Section 3.

          "Transfer" shall mean any sale, assignment, pledge, hypothecation, or other disposition or encumbrance, whether or not for consideration, including, without limitation, any Transfer pursuant to a Management Put, Scott Put or Management Call.

          "Transferor" shall have the meaning specified in Section 2(d).

          (b) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa applicable to contracts made and to be performed entirely within such State.

          (d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

          (e) Affiliate Action. To the extent this Agreement contemplates any obligation, duty or other matter with respect to any Affiliate of any signatory hereto, such signatory shall be obligated and responsible to cause such Affiliate to take such action or otherwise act in a manner consistent with this Agreement.

          8.   MISCELLANEOUS

          (a) Notices.

          (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

               (A) if to any of the Management Investors, at the address of such Management Investor shown on Schedule I, or at such other address as the Management Investor may have furnished the Company in writing;

               (B) if to Berkshire, at 1440 Kiewit Plaza, Omaha, NE 68131,
Attention: Marc D. Hamburg, or at such other address as Berkshire may have furnished the Company in writing;

               (C) if to Scott, the Scott Entities or the Scott Family Entities, at 1000 Kiewit Plaza, Omaha, NE 68131; and

               (D) if to the Company, at 666 Grand Avenue, Des Moines, Iowa 50309, Attention: Chief Executive Officer, or at such other address as it may have furnished in writing to each of the Investors.

          (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          (b) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns, estates and beneficiaries of each of the parties.

          (d) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of (i) Berkshire, (ii) Scott and (iii) David L. Sokol; provided, however, that (x) any such amendment or waiver with respect to Sections 3, 4(a), (b), (d), (e) and (g) or that would otherwise materially adversely affect the Management Investors shall also require the written consent of Gregory E. Abel (for so long as he owns any Securities) and (y) any such amendment or waiver with respect to Sections 2 (b)-(m), 3, 4 (c)-(g) or that would otherwise materially adversely affect the Scott Family Entities shall require the written consent of the holders of a majority in interest of the Scott Family Entities' Securities (for so long as they own any Securities).

          (e) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.



                                TETON ACQUISITION CORP.



                                By: /s/ David L. Sokol
                                    ----------------------------------------
                                    Name:David L. Sokol
                                    Title: Chairman, Chief Executive Officer
                                           and President



                                /s/ Walter Scott, Jr.
                                --------------------------------------------
                                Walter Scott, Jr.



                                MANAGEMENT INVESTORS



                                /s/ David L. Sokol
                                --------------------------------------------
                                David L. Sokol



                                /s/ Gregory E. Abel
                                --------------------------------------------
                                Gregory E. Abel




                                BERKSHIRE HATHAWAY INC.



                                By: /s/ Marc D. Hamburg
                                    ----------------------------------------
                                    Name: Marc D. Hamburg
                                    Title: Vice President


                  [SIGNATURE PAGE 1 OF SHAREHOLDERS AGREEMENT]

                                /s/ Sandra Scott Parker
                                ----------------------------------------
                                Sandra Scott Parker



                                AMY LYNN SCOTT TRUST #3

                                By: U.S. BANK NATIONAL ASSOCIATION, as trustee


                                By: /s/  Kathleen Sites
                                    ------------------------------------
                                    Name: Kathleen Sites
                                    Title:  A.V.P.



                                KAREN ANN SCOTT TRUST #3

                                By: U.S. BANK NATIONAL ASSOCIATION, as trustee


                                By: /s/ Kathleen Sites
                                    ------------------------------------
                                    Name: Kathleen Sites
                                    Title: A.V.P.



                                SANDRA SUE SCOTT TRUST #3

                                By: U.S. BANK NATIONAL ASSOCIATION, as trustee


                                By: /s/ Kathleen Sites
                                    ------------------------------------
                                    Name: Kathleen Sites
                                    Title: A.V.P.







                  [SIGNATURE PAGE 2 OF SHAREHOLDERS AGREEMENT]

                                  WALTER DAVID SCOTT TRUST #3

                                  By: U.S. BANK NATIONAL ASSOCIATION, as trustee


                                  By: /s/ Kathleen Sites
                                      ------------------------------------
                                      Name: Kathleen Sites
                                      Title: A.V.P.



                                  AMY LYNN SCOTT WYOMING TRUST

                                  By: WYOMING TRUST & MANAGEMENT
                                      COMPANY OF WYOMING, as trustee


                                  By: /s/ Kathleen Sites
                                      ------------------------------------
                                      Name: Kathleen Sites
                                      Title: Officer



                                  W. DAVID SCOTT WYOMING TRUST

                                  By: WYOMING TRUST & MANAGEMENT
                                      COMPANY OF WYOMING, as trustee


                                  By: /s/ Kathleen Sites
                                      ------------------------------------
                                      Name: Kathleen Sites
                                      Title: Officer










                  [SIGNATURE PAGE 3 OF SHAREHOLDERS AGREEMENT]

                                            KAREN ANN DIXON WYOMING TRUST

                                            By: WYOMING TRUST & MANAGEMENT
                                                COMPANY OF WYOMING, as trustee


                                            By: /s/ Kathleen Sites
                                                ------------------------------
                                                Name: Kathleen Sites
                                                Title: Officer



                                            DOUBLE EIGHT LAND CORPORATION


                                            By: /s/ Walter Scott, Jr.
                                                ------------------------------
                                                Name: Walter Scott, Jr.
                                                Title: President












                  [SIGNATURE PAGE 4 OF SHAREHOLDERS AGREEMENT]

                                   SCHEDULE I

                              Management Investors

David L. Sokol
c/o MidAmerican Energy Holdings Company
302 South 36th Street
Suite 400
Omaha, Nebraska  68131


Gregory E. Abel
c/o MidAmerican Energy Holdings Company
666 Grand Avenue
Des Moines, Iowa  50309

                                                                       EXHIBIT A

                                JOINDER AGREEMENT

          Joinder Agreement, dated as of this day of ___________ _____, by and among MidAmerican Energy Holdings Company, an Iowa corporation (the "Company"), and the undersigned (the "Investor").

          Reference is made to that certain Shareholders Agreement (the "Shareholders Agreement"), dated as of March __, 2000, by and among MidAmerican Energy Holdings Company, Berkshire Hathaway Inc., Walter Scott, Jr., and the other shareholders from time to time party thereto, as the same may from time to time be amended.

          By executing this Joinder Agreement, the Investor hereby agrees to be bound by the terms of the Shareholders Agreement as if he were an original signatory to such Agreement and shall be deemed to be [a Management Investor] [an Investor] thereunder.

[insert for corporations only: The Investor hereby represents and warrants that
(i) it is a corporation duly organized, validly existing and in good standing under the laws of ____________ and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) the execution, delivery and performance of this Agreement has been authorized by the board of directors of the Investor and no other approval or authorization is necessary and (iii) the execution, delivery and performance of this Agreement does not conflict with or violate the terms of its Certificate of Incorporation or By-laws or any agreement to which it is a party or may be bound.]

          [Insert for other entities: language comparable to the foregoing as determined by the General Counsel or outside counsel of the Company.]

          IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.



                                             ----------------------------------
                                             Name:


Agreed to and Accepted by:

MIDAMERICAN ENERGY HOLDINGS COMPANY



----------------------------------
Name:
Title:

                                                                       EXHIBIT B
                                                                       ---------

                                 AMENDMENT NO. 1

                                     TO THE

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                     BETWEEN

                       MIDAMERICAN ENERGY HOLDINGS COMPANY

                                       AND

                                 DAVID L. SOKOL

          This Amendment No. 1 (the "Amendment") to the Amended and Restated Employment Agreement dated as of May 10, 1999 (the "Employment Agreement") by and between MidAmerican Energy Holdings Company, an Iowa corporation (the "Company"), and David L. Sokol (the "Executive"), is entered into as of March __, 2000.

          WHEREAS, the Company and the Executive are presently parties to the Employment Agreement; and

          WHEREAS, in consideration of the performance of future services by the Executive, the Company and the Executive desire to amend the Employment Agreement to increase the Executive's salary, and grant Executive additional options;

          NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

          By inserting immediately following Section 2(b) a new Section 2(c) to read as follows:

          "(c) For so long as the Executive continues to serve as either Chairman or Chief Executive Officer of the Company, he shall have the right (i) to serve as a member of the Board, and (ii) to designate two other individuals as nominees for election to the Board."

          By deleting the phrase "six hundred seventy-five thousand ($675,000)" each time it appears in Section 4(a) and replacing it with "seven hundred fifty thousand ($750,000)".

          By inserting immediately following Section 5(b) a new Section 5(c) to read as follows:

          "(c) Effective as of the Closing Date (as defined in the Agreement and Plan of Merger by and among the Company, Teton Formation L.L.C. and Teton Acquisition Corp. (the "Merger Agreement")) and conditioned on the occurrence of the Closing, the Executive shall be granted under the Company's 1996 Stock Option Plan (or any successor plan thereto), new options (the "New Options") for a number of shares of Company common stock equal to 30% of the sum of
          (i) the number of shares of Company common stock owned beneficially by Executive as of October 23, 1999 (provided that all such shares are rolled over into common stock of the Surviving Corporation (as such term is defined in the Merger Agreement)), plus (ii) without duplication, the number of shares subject to outstanding Company common stock options held by Executive as of October 23, 1999 (provided that all such options are rolled over into equivalent options in respect of Surviving Corporation common stock). The exercise price applicable to the New Options shall be $35.05 per share. The New Options shall vest in equal installments of one thirty-sixth (1/36th) of the number of shares subject to the grant on each of the monthly anniversary dates of the Closing Date, shall have an exercise term of ten (10) years from the Closing Date, and shall otherwise be subject to customary terms and conditions, including anti-dilution protections."

          By inserting immediately following Section 5(c) a new Section 5(d) to read as follows:

          "(d) The Executive acknowledges that the grant of Company options to Executive in exchange for his surrender to Teton Acquisition Corp. of Company stock options and his right to continue to exercise such options is in consideration of his performance of future services."

          Except as provided herein and to the extent necessary to give full effect to the provisions of this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have entered into this Amendment effective as of the above date.


                                        MIDAMERICAN ENERGY HOLDINGS COMPANY


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:

                                        EXECUTIVE


                                        -----------------------------------
                                        David L. Sokol

                                                                       EXHIBIT C
                                                                       ---------

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       MIDAMERICAN ENERGY HOLDINGS COMPANY


TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

         Pursuant to the provisions of Division X of the Iowa Business Corporation Act (the "Act"), the undersigned corporation hereby adopts the following Restated Articles of Incorporation ("Articles of Incorporation") (All capitalized terms used herein, but not defined shall have the respective meanings set forth in Article X hereof.):

               9.

         The name of the corporation is "MidAmerican Energy Holdings Company" (hereinafter sometimes called the "Corporation") and its registered office shall be located at 666 Grand Avenue, Des Moines, Iowa 50309 with the right to establish and maintain branch offices at such other points within and without the State of Iowa as the Board of Directors of the Corporation (the "Board of Directors") may, from time to time, determine. The name of the Corporation's registered agent at such registered office is John A. Rasmussen, Jr.

               10.

         The nature of the business or purposes to be conducted or promoted is to engage in any or all lawful act or activity for which a corporation may be incorporated under the Act.

               11.

         A. The aggregate number of shares which the Corporation shall have authority to issue is 60,000,000 shares of Common Stock, no par value ("Common Stock"), and 50,000,000 shares of Preferred Stock, no par value ("Preferred Stock").

         B. The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges. For all purposes, each registered holder of Common Stock shall, at each meeting of shareholders, be entitled to one vote for each share of Common Stock held, either in person or by proxy duly authorized in writing. Except to the extent required by law or as permitted by these Articles of Incorporation, as amended from time to time, the registered holders of the shares of Common Stock shall have exclusive voting rights.

         C. The Board of Directors, at any time or from time to time, may, and is hereby authorized to, issue and dispose of any of the authorized and unissued shares of Common Stock and any issued but not outstanding shares for such kind and amount of consideration and to such persons, firms or corporations, as may be determined by the Board of Directors, subject to any provisions of law then applicable. The holders of Common Stock shall have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of Common Stock.

         D. A first series of the Preferred Stock is created pursuant to Article IV hereof. The Board of Directors, at any time or from time to time may, and is hereby authorized to, further divide the authorized and unissued shares of Preferred Stock into one or more classes or series and in connection with the creation of any class or series to determine, in whole or in part, to the full extent now or hereafter permitted by law, by adopting one or more articles of amendment to the Articles of Incorporation providing for the creation thereof, the designation, preferences, limitations and relative rights of such class or series, which may provide for special, conditional or limited voting rights, or no rights to vote at all, and to issue and dispose of any of such shares and any issued but not outstanding shares for such kind and amount of consideration and to such persons, firms or corporations, as may be determined by the Board of Directors, subject to any provisions of law then applicable.

         E. The Board of Directors, at any time or from time to time may, and is hereby authorized to, create and issue, whether or not in connection with the issue and sale of any shares of its Common Stock, Preferred Stock or other securities of the Corporation, warrants, rights and/or options entitling the holders thereof to purchase from the Corporation any shares of its Common Stock, Preferred Stock or other securities of the Corporation. Such warrants, rights, or options shall be evidenced by such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices (which shall be not less than the minimum amount prescribed by law, if any) at which any such shares or other securities may be purchased from the Corporation upon the exercise of any such warrant, right or option shall be fixed and stated in the resolution or resolutions of the Board of Directors providing for the creation and issue of such warrants, rights or options. The Board of Directors is hereby authorized to create and issue any such warrants, rights or options from time to time for such consideration, if any, and to such persons, firms or corporations, as the Board of Directors may determine.

         F. The Corporation may authorize the issue of some or all of the shares of any or all of the classes of its capital stock without certificates.

         G. The Corporation shall not be required to issue certificates representing any fraction or fractions of a share of stock of any class but may issue in lieu thereof one or more non-dividend bearing and non-voting scrip certificates in such form or forms as shall be approved by the Board of Directors, each scrip certificate representing a fractional interest in one share of stock of any class. Such scrip certificates upon presentation together with similar scrip certificates representing in the aggregate an interest in one or more full shares of stock of any class shall entitle the holders thereof to receive one or more full shares of stock of such class. Such scrip certificates may contain such terms and conditions as shall be fixed by the Board of Directors and may become void and of no effect after a period to be determined by the Board of Directors and to be specified in such scrip certificates.

         H. The Corporation shall be entitled to treat the person in whose name any share of Common Stock or Preferred Stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any person, whether or not the Corporation shall have notice thereof except as may be expressly provided otherwise by the laws of the State of Iowa.

                                   ARTICLE IV.



         A. Creation, Designation and Amount of First Series of Preferred Stock. A first series of the Preferred Stock is hereby created as follows: The shares of such series (the "Preferred Shares") shall be designated as "Zero Coupon Convertible Preferred Stock", and the number of shares constituting such Preferred Stock shall be 40,000,000.

         B. Dividends and Distributions. In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than (i) a distribution made in compliance with the provisions of Section F of this Article IV or (ii) a dividend or distribution made in Common Stock, the holders of the Preferred Shares shall be entitled (unless such right shall be waived by the affirmative vote or consent of the holders of at least two-thirds of the number of the then outstanding Preferred Shares) to receive from the Corporation with respect to each Preferred Share held, any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Preferred Share is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share. Any such dividend or distribution shall be declared, ordered, paid or made at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

         C. Conversion Rights.

         Each Preferred Share is convertible at the option of the holder thereof into one Conversion Unit at any time upon the occurrence of a Conversion Event. A Conversion Unit will initially be one share of Common Stock of the Corporation adjusted as follows:

                  (i) Stock splits, combinations, reclassifications etc. In case the Corporation shall at any time or from time to time declare a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such event, the number of shares of Common Stock into which each Preferred Share is convertible shall be adjusted so that the holder thereof shall be entitled to receive, upon conversion thereof, the number of shares of Common Stock which such holder would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is the earlier. Any adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or

         (II) in the case of any such subdivision, reclassification or combination, on the day upon which such corporate action becomes effective.

                  (ii) Issuances of Additional Shares below Fair Value Price. In case the Corporation shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a "conversion") for shares of Common Stock) (collectively, "convertible securities") (other than in Permitted Transactions) at a price per share (or having a conversion price per share) less than the Fair Value Price as of the date of issuance of such shares (or of such convertible securities), then, and in each such event, the number of shares of Common Stock into which each Preferred Share is convertible shall be adjusted so that the holder thereof shall be entitled to receive, upon conversion thereof, the number of shares of Common Stock determined by multiplying the number of shares of Common Stock into which such share was convertible immediately prior to such date of issuance by a fraction, (I) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of additional shares of Common Stock issued (or into which the convertible securities may convert), and (II) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common Stock which the aggregate consideration receivable (including any amounts payable upon conversion of convertible securities) by the Corporation for the total number of additional shares of Common Stock so issued (or into which the convertible securities may convert) would purchase at the Fair Value Price on such date. For purposes of the foregoing, "Permitted Transactions" shall include issuances (i) as consideration for the acquisition of businesses and/or related assets, and (ii) in connection with employee benefit plans and any other transaction approved by the Board of Directors (including the approval of the directors elected by the holders of the Preferred Shares), and "Fair Value Price" shall mean the average of the closing prices on the principal stock exchange or over-the-counter quotation system on which the Common Stock is then listed or quoted, or if not then listed or quoted, the fair value of the Corporation's Common Stock as determined in good faith by the Board of Directors. Although Permitted Transactions do not require adjustment of a Conversion Unit, the issuance of equity and equity-linked securities in a Permitted Transaction remains subject to the vote of the Preferred Shares as provided in Section D of this Article IV. Any adjustment made pursuant to this clause (ii) shall become effective immediately upon the date of such issuance.

                  (iii) Mergers, Consolidations, Sales of Assets etc. In case the Corporation shall be a party to any transaction (including a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Corporation, but excluding any transaction described in clause (i) or
         (ii) above) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged for different securities of the Corporation or common stock or other securities or interests in another Person or other property (including cash) or any combination of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of Preferred Shares shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times
         (B) the number of shares of Common Stock into which such share was convertible immediately prior to the consummation of such transaction. Any adjustment made pursuant to this clause (iii) shall become effective immediately upon the consummation of such transaction.

         In calculating the adjustments provided in clauses (i), (ii) and (iii) above, a Conversion Unit shall include any fractional share resulting from the calculation.

         A "Conversion Event" includes (i) any conversion of Preferred Shares that would not cause the holder of the shares of Common Stock issued upon conversion (or any affiliate of such holder) or the Corporation to become subject to regulation as a registered holding company, or as a subsidiary of a registered holding company, under the Public Utility Holding Company Act of 1935, as amended from time to time and any successor legislation ("PUHCA") either as a result of the repeal or amendment of PUHCA, the number of shares involved or the identity of the holder of such shares and (ii) a Company Sale. A "Company Sale" includes any involuntary or voluntary liquidation, dissolution, recapitalization, winding-up or termination of the Corporation and any merger, consolidation or sale of all or substantially all of the assets of the Corporation.

         The holder of any Preferred Shares may exercise such holder's right to convert each such share into a Conversion Unit by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the Preferred Shares to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section C of this Article IV and specifying the name or names in which such holder wishes the certificate or certificates for securities included in the Conversion Unit or Units to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of securities included in the Conversion Unit or Units in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of the securities and other property then included in a Conversion Unit or Units upon conversion of Preferred Shares pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock (or other securities included in the Conversion Unit or Units) to which the holder of Preferred Shares so converted shall be entitled and (ii) if less than the full number of Preferred Shares evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and such surrender of the certificate or certificates representing the

Preferred Shares to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive the securities and other property included in the Conversion Unit or Units in accordance herewith, and the Person entitled to receive the securities and other property included in the Conversion Unit or Units shall be treated for all purposes as having become the record holder of such securities and other property included in the Conversion Unit or Units at such time. No holder of Preferred Shares shall be prevented from converting Preferred Shares, and any conversion of Preferred Shares in accordance with the terms of this Section C of this Article IV shall be effective upon surrender, whether or not the transfer books of the Corporation for the Common Stock are closed for any purpose.

         The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Preferred Shares. The Corporation shall from time to time, subject to and in accordance with the Act, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Preferred Shares.

         Whenever the number of shares of Common Stock and other property comprising a Conversion Unit into which each Preferred Share is convertible is adjusted as provided in this Section C of this Article IV, the Corporation shall promptly mail to the holders of record of the outstanding Preferred Shares at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock and other property comprising a Conversion Unit into which each Preferred Share is convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each Preferred Share is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         D. Voting Rights.

         The holders of the Preferred Shares shall have the following voting rights:

         (A) The holders of the then-outstanding Preferred Shares shall be entitled to elect, as a class, two (out of a total of ten) directors to the Board of Directors and to elect the replacement for any director elected by them who for any reason ceases to serve as a director. In addition, without first obtaining the consent or approval of the holders of a majority of the then-outstanding Preferred Shares, voting as a separate class, the Corporation will not (a) effect any Fundamental Transaction or (b) amend the provisions of the Articles of Incorporation of the Corporation in any manner which would alter or change the powers, preferences or special rights of the Preferred Shares or that would otherwise adversely affect the rights of the holders of the Preferred Shares. A "Fundamental Transaction" includes the following (in each case referring to a single transaction or series of related transactions): (i) the sale, lease, exchange, mortgage or other disposition (including any spin-off or split-up) of any business or assets having a fair market value of 25% or more of the fair market value of the business or assets of the Corporation and its subsidiaries taken as a whole, the merger or consolidation of the Corporation with any other Person, a liquidation, dissolution or winding-up of the Corporation or any recapitalization or reclassification of the securities of the Corporation; (ii) the acquisition of any business or assets (by way of merger, acquisition of stock or assets or otherwise) or the making of capital expenditures not included in the applicable annual budget approved by the Board of Directors, in each case for a consideration or involving expenditures in excess of $50,000,000; (iii) the issuance, grant or sale, or the repurchase, of any equity securities (or any equity-linked securities or obligations) of the Corporation (or securities convertible into or exchangeable or exercisable for any such equity securities);
(iv) transactions with officers, directors, stockholders and affiliates of the Corporation except (x) to the extent effectuated on terms no less favorable to the Corporation than those obtainable in an arms' length transaction with an unaffiliated Person or (y) in the case of cash compensation arrangements, which are approved by the Board of Directors (without regard to the directors elected by the holders of the Preferred Shares); (v) the removal as chief executive officer of the Corporation of the person occupying that position on the date of original issuance of the Preferred Shares (the "Initial CEO") and (vi) the appointment or removal of any person as chief executive officer of the Corporation after the removal, resignation, death or disability of the Initial CEO (the consent of the holders of the Preferred Stock as to the matters set forth in this clause (vi) not to be unreasonably withheld).

        (B) Except as set forth herein, or as otherwise provided by law, holders of the Preferred Shares shall have no voting rights.

         E. Reacquired Shares.

         Any Preferred Shares converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any Articles of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         F. Liquidation, Dissolution or Winding Up.

         Upon any involuntary or voluntary liquidation, dissolution, recapitalization, winding-up or termination of the Corporation, the assets of the Corporation available for distribution to the holders of the Corporation's capital stock shall be distributed in the following priority, with no distribution pursuant to the second priority until the first priority has been fully satisfied and no distribution pursuant to the third priority until the first and second priorities have both been fully satisfied, First, to the holders of the Preferred Shares for each Preferred Share, a liquidation preference of $1.00 per share, Second, to the holders of Common Stock, ratably, an amount equal to (i) $1.00 divided by the number of shares of Common Stock then comprising a Conversion

Unit, multiplied by (ii) the number of shares of Common Stock then outstanding, and Third, to the holders of the Preferred Shares and the Common Stock (ratably, on the basis of the number of shares of Common Stock then outstanding and, in the case of the Preferred Shares, the number of shares of Common Stock then comprising a Conversion Unit multiplied by the total number of Preferred Shares outstanding), all remaining assets of the Corporation available for distribution to the holders of the Corporation's capital stock.

         Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a Person or Persons, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section F of this Article IV.

         G. Redemption. The Preferred Shares are not subject to redemption at the option of the Corporation nor subject to any sinking fund or other mandatory right of redemption accruing to the holders thereof.

                                   ARTICLE V.

         The term of corporate existence of the Corporation shall be perpetual.

                                   ARTICLE VI.

         A. No Person shall own shares of Common Stock equal to or in excess of the Ownership Limit. If there is a purported Transfer or other event caused by any Person or the Corporation such that a Preferred Eligible Shareholder would own shares of Common Stock equal to or in excess of the Ownership Limit, then, that number of shares of Common Stock owned by such Preferred Eligible Shareholder by which the shares of Common Stock owned by such Preferred Eligible Shareholder would be equal to or in excess of the Ownership Limit as a result of the Transfer shall automatically be converted into that same number of shares of Zero Coupon Convertible Preferred Stock. Such conversion shall be effective on the books of the Corporation as of the close of business on the business day prior to the date of the Transfer or other event.

         B. If the Board of Directors shall at any time determine in good faith that a Transfer or other event has taken place in violation of this Article VI, the Board of Directors may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, ownership) in violation of this Article VI shall be void ab initio in the case of Transfers that would cause ownership of shares of Common Stock equal to or in excess of the Ownership Limit by any Person other than a Preferred Eligible Shareholder, and in the case of ownership or Transfers that would cause ownership of shares of Common Stock equal to or in excess of the Ownership Limit by a Preferred Eligible Shareholder shall automatically result in the conversion described in Section A of this Article VI, irrespective of any action (or non-action) by the Board of Directors.

                                   ARTICLE VII

         The private property of the shareholders of the Corporation shall be exempt from all corporate debts.

                                  ARTICLE VIII

         A. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; or

          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

          (iii) for any transaction from which the director derives an improper personal benefit; or

          (iv)  under Section 490.833, or a successor provision, of the Act.

         B. If, after the date these Articles of Incorporation are filed with the Iowa Secretary of State, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of Section A or this Section B of this Article VIII, by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

A. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitration and whether formal or informal ("proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee, of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Act permitted the Corporation to provide prior to such amendment), against all reasonable expenses, liability and loss (including without limitation attorneys' fees, all costs, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such person while a director, officer or employee including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such director, officer or employee, to repay all amounts so advanced if it should be determined ultimately that such director, officer or employee is not entitled to be indemnified under this Article IX or otherwise, or (ii) a written affirmation by or on behalf of such director, officer or employee that, in such person's good faith belief, such person has met the standards of conduct set forth in the Act.

         B. If a claim under Section A is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, shall not be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

         C. Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person's heirs, executors or other lawful representatives. The invalidity or unenforceability of any provision of this Article IX shall not affect the validity or enforceability of any other provision of this Article IX.

         D. Any action taken or omitted to be taken by any director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be presumed to be in compliance with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Act whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.

         E. Unless finally determined, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the action taken or omitted to be taken by the person seeking indemnification did not comply with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Act.

         F. The rights conferred on any person by this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

         G. The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.

                                    ARTICLE X



         A. As used in these Articles of Incorporation, the following terms shall have the following meanings:

            (i) "Affiliate" shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity;

            (ii) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of Iowa are authorized or obligated by law or executive order to close;

            (iii) "Ownership Limit" shall mean with respect to any Person, ownership of 10% of the issued and outstanding Common Stock if such ownership would cause such Person to become subject to regulation as a registered holding company under PUHCA or the Corporation or any of its subsidiaries to become subject to regulation as a subsidiary of a registered holding company under PUHCA;

            (iv) "Person" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity;

            (v) "Preferred Eligible Shareholder" shall mean a holder of Preferred Shares or its Affiliates; and

            (vi) "Transfer" shall mean any sale, assignment, pledge, hypothecation, other disposition or encumbrance, whether or not for consideration.

                                   ARTICLE XI

                  These Articles of Incorporation may be amended, repealed, changed or modified at any annual meeting of shareholders of the Corporation or at a special meeting being called for that purpose or by written consent, in compliance with the applicable statutes of the State of Iowa.